Exhibit 12(b)

I, Ellen M. Needham, President and Principal Executive Officer, and I, Chad C. Hallett, Treasurer and Principal Financial Officer, of SSgA Active ETF Trust (the “Trust”) each certify, to the best of my knowledge and belief, that:

1. This Form N-CSR filing for the Trust (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Trust.

By:	/s/ Ellen M. Needham
Ellen M. Needham
President and Principal Executive Officer

Date:	March 10, 2014

By:	/s/ Chad C. Hallett
Chad C. Hallett
Treasurer and Principal Financial Officer

Date:	March 10, 2014